Exhibit 23.1

CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

To the Board of Directors and Stockholders of QuadraMed Corporation:

We hereby consent to the incorporation by reference in the Registration Statements on Forms S-3 (Nos. 333-38309, 333-36189, 333-44985, 333-55775, 333-66793, 333-80617, and 333-87067) and S-8 (Nos. 333-16385, 333-35937, 333-39796, 333-56171, 333-75945, and 333-87426) of QuadraMed Corporation of our report dated February 11, 2004, except for the second paragraph of Note 18 as to which the date is February 25, 2004, relating to the consolidated financial statements, which appears in this Form 10-K. We also consent to the incorporation by reference of our report dated February 11, 2004, except for the second paragraph of Note 18 as to which the date is February 25, 2004, relating to the financial statement schedule, which appears in this Form 10-K.

/s/ BDO Seidman, LLP

BDO Seidman, LLP

San Jose, California

March 15, 2004